As filed with the Securities and Exchange Commission on November 30, 2021

Registration No. 333-141213

Registration No. 333-181181

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-141213

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-181181

UNDER

THE SECURITIES ACT OF 1933

Domtar Corporation

(Exact name of registrant as specified in its charter)

Delaware	20-5901152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

234 Kingsley Park Drive

Fort Mill, South Carolina 29715

(Address of principal executive offices)

The Amended and Restated Domtar Corporation 2007 Omnibus Incentive Plan

The Domtar Inc. Deferred Share Unit Plan for Outside Directors

(Full titles of the plans)

Nancy Klembus

Senior Vice President, General Counsel and Corporate Secretary

Domtar Corporation

234 Kingsley Park Drive

Fort Mill, South Carolina 29715

(Name and address of agent for service)

(803) 802-7500

(Telephone number of agent for service)

With copies to:

Jonathan F. Lewis

Simone S. Hicks

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

Robert M. Katz

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

(212) 906-1609

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Domtar Corporation, a Delaware corporation (the “Company”), deregister any and all of the Company’s common stock, par value $0.01 per share (the “Common Stock”), remaining unissued and unsold, and any other securities issuable by the Company, under the following Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”):

•

Registration Statement No. 333-141213, filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 8, 2007, registering 4,282,298 shares of Common Stock (on a post-split basis) for issuance under the Domtar Corporation Replacement Long-Term Incentive Compensation Plan for Former Employees of Weyerhaeuser Company, the Domtar Corporation 1998 Replacement Long-Term Incentive Compensation Plan for Former Employees of Weyerhaeuser Company, the Domtar Corporation 2004 Replacement Long-Term Incentive Compensation Plan for Former Employees of Weyerhaeuser Company, the Domtar Inc. Executive Stock Option and Share Purchase Plan, the Domtar Inc. Executive Deferred Share Unit Plan (collectively, the “Legacy Plans”), the Domtar Corporation Amended and Restated Domtar Corporation 2007 Omnibus Incentive Plan (formerly, the Domtar Corporation 2007 Omnibus Incentive Plan) (the “Omnibus Incentive Plan”) and the Domtar Inc. Deferred Share Unit Plan for Outside Directors (the “DSU Plan”). On April 8, 2019, the Company filed Post-Effective Amendment No. 1 to the aforementioned Registration Statement to deregister the shares of Common Stock that remained available for issuance under the Legacy Plans. Such Post-Effective Amendment No. 1 did not affect the shares of Common Stock registered for issuance under the Omnibus Incentive Plan and the DSU Plan, which remain unissued and unsold as of the date hereof.

•	Registration Statement No. 333-181181, filed with the Commission on May 4, 2012, registering an additional 701,645 shares of Common Stock for issuance under the Omnibus Incentive Plan.

Effective November 30, 2021, pursuant to that certain Agreement and Plan of Merger, dated as of May 10, 2021, by and among the Company, Karta Halten B.V., a private limited company organized under the laws of the Netherlands (“Parent”), Pearl Merger Sub Inc., a Delaware corporation and a subsidiary of Parent (“Merger Sub”), Paper Excellence B.V., a private limited company organized under the laws of the Netherlands and Hervey Investments B.V., a private limited company organized under the laws of the Netherlands, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company is terminating all offerings of its securities pursuant to the Registration Statements. The purpose of these Post-Effective Amendments to the Registration Statements is to deregister any and all of the previously registered shares of Common Stock that remain unissued and unsold under the Registration Statements. The Company, by filing these Post-Effective Amendments to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, hereby terminates the effectiveness of the Registration Statements, and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fort Mill, State of South Carolina, on November 30, 2021.

Domtar Corporation

By:	/s/ Nancy Klembus
Name: Nancy Klembus
Title: Senior Vice President, General Counsel and
Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John D. Williams John D. Williams	President and Chief Executive Officer (Principal Executive Officer)	November 30, 2021

/s/ Daniel Buron Daniel Buron	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 30, 2021